United States Securities and Exchange Commission
                              Washington, DC 20549

                                     Form 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SEURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-33497

                        Caspian Energy International Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                5430 LBJ Freeway, Suite 1600,Dallas, Texas 75240
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    Address, including zip code, and telephone number, including area code, of registrant's principal executive offices

                         Common Stock, Par Value $0.001
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
       -------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspends the duty to file reports:

Rule 12g-4(a)(1)(i)                [X]
Rule 12g-4(a)(1)(ii)               [ ]
Rule 12g-4(a)(2)(i)                [ ]
Rule 12g-4(a)(2)(ii)               [ ]
Rule 12h-3(b)(1)(i)                [ ]
Rule 12h-3(b)(1)(ii)               [ ]
Rule 12h-3(b)(2)(i)                [ ]
Rule 12h-3(b)(2)(ii)               [ ]
Rule 15d-6                         [ ]

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Approximate  number of holders of record as of the certification or notice date:
17

Pursuant to the requirements of the Securities Exchange Act of 1934 has caused this certification/notice to be signed on its behalf by the undersigned duty authorized person.





Date:  9/10/02                              CASPIAN ENERGY INTERNATIONAL, INC.



                                            By:  /s/ Edward W. Blessing
                                               -----------------------------
                                               Edward W. Blessing, President